                                                                   EXHIBIT 10.67


                             SHAREHOLDERS AGREEMENT


                 THIS AGREEMENT (the "Agreement") is made and entered into as of this 27th day of May, 1996, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, by and among:

                 AES Coral Reef, Inc. ("AES")
                 1001 North 19th Street
                 Arlington, Virginia 22209
                 Attention:  Tom Tribone
                 Facsimile:  001-703-528-4510;

                 Companhia Siderugica Nacional ("CSN")
                 Rua Lauro Muller, 116 - 36 degrees
                 Rio de Janeiro - RJ
                 Attention:  Sylvio Coutinho
                 Facsimile:  55-21-545-1318 or 55-21-545-1529;

                 EDF International S.A. ("EDF")
                 16 Place des Etats-Unis
                 75016 Paris, France
                 Attention:  Jack Cizain
                 Facsimile:  33-1-40-42-5441; and

                 Houston Industries Energy - Cayman, Inc. ("HIE")
                 1111 Louisiana, 39th Floor
                 Houston, Texas 77002
                 Attention:  Edward Monto
                 Facsimile: 001-713-207-5563;

hereinafter sometimes collectively referred to as the "Operators' Group"; and

                 BNDES Participacoes S.A. ("BNDESPAR")
                 Av. Republica do Chile, 100 - 10 degrees andar
                 Rio de Janeiro - RJ
                 Attention:  Gabriel Stoliar
                 Facsimile:  55-021-533-1538





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hereinafter sometimes referred to as the "Brazilian Partner"; the Operators'
Group and the Brazilian Partner hereinafter sometimes collectively referred to as the "Parties" or the "Controlling Group" or severally the "Party.


                                WITNESSETH THAT:


                 (A) WHEREAS, the Parties have purchased in the auction (the "Auction") promoted by Banco Nacional de Desenvolvimento Economico e Social ("BNDES"), in its capacity as the Brazilian Federal Government's agent for the National Privatization Program, 5,240,700,000 registered voting common shares of the capital stock of Light Servicos de Eletricidade S.A. ("Light"), a publicly-held corporation headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, which shares represent not less than fifty percent (50%) plus one share of the aggregate outstanding registered voting common shares of Light, the Parties becoming, therefore, controlling shareholders of Light;

                 (B) WHEREAS, Light is engaged in the generation, transmission and distribution of electricity and to that end has applied for and obtained various concessions granted by the regulator of the Brazilian power sector, Departamento Nacional de Aguas e Energia Eletrica ("DNAEE");

                 (C) WHEREAS, each of the Parties desires to enter into a shareholders' agreement in the form hereof in order to establish the rules governing their relationships with respect to the decisions to be taken as shareholders of Light and their relationship with respect to the conduct of the business and operations of Light after the sale of the controlling interest by BNDES in the Auction; and

                 (D) WHEREAS, the Parties are willing to record herein in writing their agreements and covenants intending to be legally bound;

                 NOW, THEREFORE, the Parties hereby agree as follows:





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SECTION 1.           MEASURES TO BE TAKEN PROMPTLY AFTER
                     TAKE OVER


MEASURES TO BE TAKEN UPON THE TAKE OVER


                 1.1 For any and all purposes of this Agreement, the take over shall be deemed to be the consummation of the transfer to the Parties of the shares of Light purchased at the Auction and the assumption by the Parties of the management and operations of Light (the "Take Over").

                 1.2 Within six (6) months after the Take Over, the Parties shall agree on a detailed business plan for Light (the "Business Plan"). In this regard, EDF has prepared a preliminary draft of a financial forecast and will provide copies thereof to each of the other Parties not later than ten
(10) days after the date of this Agreement. The Business Plan shall be based upon certain basic assumptions regarding the business of Light to be mutually agreed upon by the Parties and shall reflect a macroeconomic approach to the business and operations of Light to be built on the basis of the knowledge of the Parties of the local environment, the outcome of their audit and due diligence of Light and taking into account the expertise of the Parties in the power sector and the results of the Parties' past experience in similar cases. The Parties hereby agree that the Business Plan will be a valuable instrument to assist them in strategic planning for Light and to enable them to evaluate the results of Light after the Take Over.

                 1.3 Simultaneously with or forthwith upon the Take Over, the Parties shall ensure that a call for the holding of the Extraordinary General Meeting of Shareholders of Light is issued and such General Meeting of Shareholders shall deliberate, inter alia, upon (i) the adoption of the new by-laws of Light and (ii) the election of the members of the Board of Directors of Light, in each case in accordance with the more particular requirements of this Agreement.

                 1.4  In order to deliberate upon the matters to





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be submitted to the shareholders of Light, the Parties shall, prior to the date of such General Meeting of Shareholders, hold a Partners' Meeting, as provided in Section 5 of this Agreement.


SECTION 2.           GENERAL AND OPERATING PRINCIPLES


                 2.1 The Parties hereby expressly and unconditionally acknowledge that as a result of their purchase in the Auction of the requisite number of nominative shares of Light, such Parties are the controlling group of shareholders of Light. Conscious of the responsibilities imposed by law on the controlling shareholders of a publicly-held corporation, the Parties understand that they must prioritize the benefits of any nature that may accrue to Light and its related companies as well as to all Light's shareholders, including the Parties, and to the customers of Light. In order to implement the foregoing principles which shall at all times govern the relationship among the Parties, and between the Parties and Light and its related companies, simultaneously with the Take Over, the Parties have entered into this Agreement. It is the intention of the Parties that this Agreement be binding on them for its entire term and, to that end, each of the Parties shall cause the taking of any action deemed required by law to ensure the enforceability of the obligations to be assumed by them hereunder.

                 2.2 In order to preserve intact the concessions granted by the Federal Government to Light, in making any decisions with respect to the business and operations of Light, the Parties shall, and shall cause the individuals appointed by them to, abide at all times by the provisions of Light's concession agreements and the obligations assumed by the Parties thereunder. Furthermore, the Parties hereby agree that Light shall be managed in accordance with the following general managerial principles implemented in the manner determined by the Board of Directors and Executive Committee of
Light:

           (a) Light shall provide services in accordance with operating, cost, quality and reliability standards





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         compatible with the requirements of the market and the economic and financial terms of the concession agreements;

                 (b) Light shall identify areas and business opportunities that may complement its existing activities with a view to contribute to the enhancement of its results and profits and to increase the economic return to its shareholders;

                 (c) Light and its related companies shall, at all times, be committed to seek high standards of efficiency, productivity, competitiveness and profitability;

                 (d) strategic decisions adopted by Light and its related companies shall always take into consideration the interest of the Parties in maximizing the return on their investments;

                 (e) Light and its related companies shall use their best endeavors to maximize the benefits accruing from the expertise of the Parties in Light's field of activity and to that end shall foster the establishment and increase of their relationship with the Parties, provided, however, that the relationship between Light and its related companies and the Parties shall be based on technical, merit-based, criteria and shall be established and maintained at all times on an arm's-length basis;

                 (f) Light and its related companies shall seek a continuous and constant relationship with its customers, the communities within which they operate and the governmental authorities with whom they must interact;

                 (g) the corporate bodies of Light shall ensure the adoption of human resources policies compatible with the conditions prevailing in the market and the other principles set forth in this Section 2.2 and consistent with the performance of its employees;

                 (h) the participation of the employees and the commitment of the same to the mission of Light shall be fostered by the management of Light with a view to promote the development of Light's human resources;

                 (i) to the extent required by applicable law, Light shall ensure the participation of its employees in its





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         future profits in proportion to the performance of Light;

                 (j) the management of Light shall establish, upon defining any adjustments to be made to the permanent staff of Light, the criteria applicable to the enhancement of the performance of the human resources of Light and to the creation of incentive dismissal programs, the operating needs of Light being strictly observed;

                 (k) the management of Light shall ensure the strict observance of the provisions of article 50 of Presidential Decree No. 1,204, of July 25, 1994, in order to preserve the six-month training program for dismissed employees and their outplacement in the market;

                 (l) the management of Light shall foster the technological enhancement of Light's operations and the improvement of the quality of services to be rendered to its customers, taking into account the conditions then prevailing for the commercialization of energy in the Brazilian market and the rationalization and reduction of operating costs;

                 (m) the generation capacity of Light shall be managed with a view to serving adequately its own customers and to incorporate customers in other regions;

                 (n) the management of Light shall seek operating alternatives to increase its revenues by the implementation of new businesses, provided that Light's primary activities are not adversely affected thereby;

                 (o) the management of Light shall keep itself informed about projects aimed at developing the economic and social conditions of the State of Rio de Janeiro, and, to the extent Light's strategic planning is affected by such projects, shall implement such strategic planning with a view to maximizing the return on investments made by Light and its shareholders; and

                 (p) the development of the activities of Light shall at all times abide by the basic principles of the programs established by the applicable governmental authorities having jurisdiction over the properties and operations of Light for the preservation of environmental conditions.





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                 2.3  With a view to implementing the operating principles
spelled out hereinabove, the Parties shall cause the management of Light and its related companies to take such actions as they may deem fit to discharge the duties associated with such principles.

                 2.4 It is the intention of the Parties that certain policies be established by Light respecting the relationship of Light with its employees both as a general matter and in connection with the implementation by Light of the Business Plan which the parties expect will contemplate detailed operating plans for Light, measures to improve the organizational structure and efficiency of Light, and the development of Light as a profitable, privatized company. The management of Light shall periodically provide to a duly designated representative of the employees of Light (the "Employees' Representative") information pertaining to significant human resources, economic, financial and technical matters affecting or relating to the management and operations of Light. The Chief Executive Officer shall meet every three months with the Employees' Representative in order to discuss matters of concern to the employees of Light. Commencing on the date two years after the Take Over, the Employees' Representative may propose to the management of Light such modifications to the provisions of this Section 2.4 as shall, in its view, improve relations and communications between the employees of Light and the management of Light and the management of Light shall meet with the Employees' Representative at a mutually convenient time to discuss and consider such proposal.

                 2.5 The principles set forth in this Section 2 are intended to provide general guidance for the Board of Directors and Executive Committee of Light in conducting the business of Light.


SECTION 3.           CAPITAL DISTRIBUTION AND BY-LAWS OF
                     LIGHT


                 3.1 The Parties are the holders of 5,240,700,000 registered voting common shares of the capital stock of Light representing 50.436% of the total capital stock of Light (the "Shares"). The Shares are





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distributed among the Parties as follows:

                 AES is the holder of 1,179,000,000 Shares;

                 CSN is the holder of 753,700,000 Shares;

                 EDF is the holder of 1,179,000,000 Shares;

                 HIE is the holder of 1,179,000,000 Shares; and

                 BNDESPAR is the holder of 950,000,000 Shares.

It is irrevocably and unconditionally understood and agreed that any and all Shares purchased by any of the Parties in the Auction, and all other common voting shares of Light which, pursuant to the terms of this Agreement become Shares, and, to the extent provided in Section 6.12, all common voting shares purchased by any Party in any open-market purchase, are subject to the provisions of this Agreement.

                 3.2 The new by-laws of Light to be adopted by the General Meeting of Shareholders, which are subject to approval by DNAEE, to be held in pursuance of Section 1.3(i) hereof shall be in the form attached hereto as
Exhibit I and the same may be amended and modified from time to time by decision of the shareholders of Light as more particularly provided in this Agreement and in accordance with the applicable provisions of the Brazilian Corporations Law.


SECTION 4.           ADMINISTRATIVE MEASURES AND MANAGEMENT
                     OF LIGHT


MANAGEMENT OF LIGHT AND EXERCISE OF VOTING RIGHTS


                 4.1 In its capacity as a publicly-held corporation and in pursuance of the provisions of the Brazilian Corporations Law, Light is managed and administered by a Board of Directors ("Conselho de Administrgao") and by officers ("Diretoria"), as more fully described in Light's by-laws.





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                 4.2  The Parties hereby agree that the Board of Directors of
Light shall consist of at least nine (9) members and at most fifteen (15) members. In order to implement such provision, the Parties agree to exercise, in the General Meeting of Shareholders of Light to be held as contemplated in
Section 1.3, their voting rights so as to cause the amendment of Light's by-laws as aforesaid.

                 4.3 The Parties hereby agree to vote their Shares at the General Meeting of Shareholders of Light held pursuant to Section 1.3(i) and at subsequent General Meetings of Shareholders so as to elect a Board of Directors composed of members selected by the Parties (and the Employees' Representative) in the numbers set forth below:

         Party (or other group)                                  Number of Members
         ----------------------                                  -----------------
                  AES                                                       2
                  CSN                                                       1
                  EDF                                                       2
                  HIE                                                       2
                  BNDESPAR*                                                 1
                  BNDESPAR/CSN**                                            1
                  Employees' Representative                                 1

         *       Subject to the provisions of Section 5.8.

         **      To be designated on a rotating basis by BNDESPAR and CSN with
         CSN designating the first such member.

In order to enable the election of the members of the Board of Directors and to comply with the law, each of the Parties hereby agrees to transfer, on a fiduciary basis, to the individual(s) appointed by it to be a member of the Board of Directors of Light one (1) share of Light out of those held by it. In the event that any shareholder of Light shall require the adoption by Light at a General Meeting of Shareholders of a cumulative or multiple voting system for the election of members of the Board of Directors, each of the Parties shall vote their respective Shares so as to cause the election of a majority of the members of the Board of Directors by the Parties with all of the Parties being represented thereon by at least one (1) member.





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                 4.4  The Chairman of the Board of Directors of Light, who
shall not have executive authority, shall be appointed by AES, HIE, EDF and CSN on a rotating basis. CSN shall select the first Chairman of the Board who shall serve for a three-year period commencing on the Take Over and, subject to the unanimous vote of AES, HIE, EDF and CSN in a Partners' Meeting, shall serve for an additional three-year period. At the end of such three-year period or such additional three-year period, if applicable, the Chairman of the Board of Light shall be elected by unanimous vote of AES, HIE, EDF and CSN from persons nominated by such Parties, provided that any such Party which has theretofore selected the Chairman of the Board, shall not have the right to nominate a candidate for such position until each such other Party has selected the Chairman of the Board, with such rotation process to continue throughout the term of this Agreement. The Chairman of the Board shall have the following duties and responsibilities: (a) to call Board of Directors meetings and General Meetings of Shareholders at the request of any member of the Board of Directors appointed by any Party, (b) to designate the secretary of the Board of Directors meetings and General Meetings of Shareholders who shall maintain the records of the same, and (c) to prepare the agenda for Board of Directors meetings and General Meetings of Shareholders including therein any matters requested by the other members of the Board of Directors. The Chairman of the Board of Directors shall not be entitled to any tie-breaking vote. In the event three of the four members of the Operators' Group in a Partners' Meeting request that the Chairman of the Board resign at any time during his term (which request shall not be arbitrary or capricious), the Parties shall cause the Chairman of the Board to promptly tender his resignation to the Board of Directors. The Party that appointed the Chairman of the Board who resigned shall thereafter be entitled to appoint a successor to serve for the balance of the term of the individual he is replacing. The Chairman of the Board shall be a person selected by a Party other than the Party which nominated the then-serving Chief Executive Officer.

                 4.5 The Parties hereby expressly agree to exercise their voting rights in the General Meetings of Shareholders of Light to ensure the compulsory election of the members appointed by each of them as members of the





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Board of Directors.

                 4.6 The Parties hereby expressly acknowledge that, pursuant to the Brazilian Corporations Law, the officers of Light are to be elected by the Board of Directors. It is the intention of the Parties that the officers of Light are, at all times, professionals of recognized capacity and reputation in the market who are able to dedicate themselves full time to the discharge of their duties.

                 4.6.1 The Parties hereby expressly acknowledge that Light shall have a Chief Executive Officer who shall be one of the Executive Officers comprising the Executive Committee of Light. The principal functions of the Chief Executive Officer shall be (a) to foster and achieve consensus among the Executive Officers comprising the Executive Committee and, if no such consensus is achieved with respect to a particular matter, to decide the matter in question; provided that if any such decision is objected to by any other Executive Officer on the Executive Committee, such matter will be referred to the Board of Directors (and a Partners' Meeting) for resolution, (b) to coordinate the activities of Light in strategic negotiations respecting matters of critical importance to the activities and business of Light, and (c) to conduct and settle any litigation or other dispute involving Light and third parties (except for any suit between any of the Parties and Light arising out of or relating to this Agreement). In addition, the public relations department, the internal auditors and the legal department of Light shall report directly to the Chief Executive Officer, provided that, the internal auditors shall prepare such reports as may be requested from time to time by the Board of Directors or any member of the Executive Committee and a copy of any reports so prepared shall be provided to all members of the Board of Directors. The Parties agree to review the role, function and responsibilities of the Chief Executive Officer at the end of twelve (12) months following the Take Over date with a view towards assessing whether the arrangement set forth hereinabove for the Chief Executive Officer is the optimal arrangement for the





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         operation of Light.

                 4.6.2 The Chief Executive Officer shall be selected by AES, HIE, EDF and CSN on a rotating basis. EDF shall select the first Chief Executive Officer whom the Parties shall cause the Board of Directors to elect to serve for a three-year term commencing on the Take Over and, subject to the unanimous vote of AES, HIE, EDF and CSN in a Partners' Meeting, to be re-elected to serve an additional three-year term. The second Chief Executive Officer shall be selected by HIE and the Parties shall cause such person to be elected as Chief Executive Officer by the Board of Directors to serve for a three-year term. Thereafter, the Chief Executive Officer shall be selected in a Partners' Meeting by the unanimous vote of AES, HIE, EDF, and CSN from persons nominated by such Parties and the Parties shall cause such person to be elected as Chief Executive Officer in General Meetings of Shareholders to serve for a three-year term, provided that any such Party which has theretofore selected the Chief Executive Officer, shall not have the right to nominate a candidate for such position until each such other Party has selected the Chief Executive Officer, with such rotation process to continue throughout the term of this Agreement.

                 4.6.3 In the event three of the four members of the Operators' Group in a Partners' Meeting request that the Chief Executive Officer or any of the Executive Officers comprising the Executive Committee resign at any time during his term (which request shall not be arbitrary or capricious), the Parties shall cause the Chief Executive Officer or such Executive Officer promptly to tender his resignation to the Board of Directors. The Party that appointed the Chief Executive Officer or such Executive Officer who resigned shall thereafter be entitled to appoint a successor to serve for the balance of the term of the individual he is replacing.

                 4.6.4 In addition to the Chief Executive Officer, the Board of Directors shall elect a President of Light to serve at the discretion of the





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         Board of Directors.  The President shall not have an executive function and will act only as a special advisor and consultant to the members of the Board of Directors and to the Executive Officers comprising the Executive Committee. The President shall be chosen from among Brazilian citizens of high esteem and shall be an individual of irreproachable moral character. The President shall be invited to attend meetings of the Board of Directors and shall be available for other national or international duties as may be assigned to him by the Board of Directors. The Parties agree to review the role, function and responsibilities of the President at the end of twelve (12) months following the Take Over date with a view towards assessing whether the arrangement set forth hereinabove for the President is the optimal arrangement for the operation of Light.

                 4.7 The Parties agree that the business of Light will be controlled by an Executive Committee consisting of the following four (4) members each of whom shall be an officer of Light:

                 (a) The Executive Officer for Distribution, who will be appointed by EDF, will have responsibility for all matters relating to customers and distribution, including (i) establishing and implementing a commercial policy and quality of service, (ii) collection of bills and implementing measures to combat fraud in all aspects, (iii) supporting activities including workforce adjustments, reorganization of distribution districts, and procurement, (iv) managing investments in distribution and subtransmission, including related strategic planning, (v) establishing tariffs and conducting general economic and institutional studies, and (vi) dealings with customers in the bulk power market within Light's concession area;

                 (b) The Executive Officer for Bulk Power Supply, who will be appointed by AES, will have responsibility for all matters relating to the generation and purchasing of electricity, including (i) operations, maintenance, generating additions,





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         and dispatching of generating units, (ii) energy purchases (contract and spot), (iii) new generation project development, (iv) development of and participation in the bulk power market, and (v) sales of bulk power outside of the concession area;

                 (c) The Executive Officer for Finance, who will be appointed by HIE, will have responsibility for finance and all matters relating to finance, including (i) management of Light's bank accounts and relationships with financial institutions; (ii) financial resource allocation; (iii) long- and short-term financial planning, including analysis, evaluation, and making recommendations to the Executive Committee regarding new investments by and capital expenditures of Light and the financing of these investments, (iv) investor relations, including interfacing and coordinating matters with stock exchange representatives, (v) cash management, (vi) purchasing (provided that the Executive Officer for Administration will have certain responsibilities during the six-month period following the Take Over date as provided in Section 4.7(d)(x) below), and (vii) budgeting and cost management;

                 (d) The Executive Officer for Administration, who will be appointed by CSN, will have responsibility for all matters relating to administration, including (i) human resources and Light's pension fund, (ii) information systems, methods and data processing, (iii) tax planning and optimization, (iv) accounting and controllership, (v) communications and advertising, including relations with governmental entities and environmental regulatory entities, (vi) real estate management and control and maintenance of properties, (vii) business development in areas other than the energy sector, (ix) insurance management, and (x) coordination of the working group of Light in renegotiating contracts (except banking and related contracts) and coordination of the working group of Light in charge of purchasing and inventory control, in each case during the six-month period following the Take Over date.





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In no event shall any Executive Officer be involved in or have any responsibility over any matter that involves or may involve a conflict of interest with the Party which designated such Executive Officer (or such Party's affiliates).

                 4.8 The Executive Officers will have responsibility for administering their respective Divisions of Light as they deem appropriate, but, before being appointed, they must agree to work together as a team with the other Executive Officers to effectively administer the overall business of Light. They will agree to co-ordinate with each other so that the best overall results are obtained for Light, including, without limitation, by using their best efforts to meet as regularly as they deem appropriate. Each Executive Officer will prepare a Division Plan (including Strategy, Budgets and Objectives for its area of responsibility) and the Executive Committee as a team will combine the individual Division Plans into an overall plan for Light. The Executive Committee will present the overall plan to the Board of Directors for approval or modification. The Executive Officers will then be responsible for executing the Division Plan for their respective Divisions as approved by the Board.

                 In addition to the foregoing:

                 (i) the Parties agree to disclose the existence of this Agreement to the individuals appointed by them to be elected Board members and with a view for the same to abide by the agreements of the Parties entered into hereunder;

                 (ii) the Parties hereby agree to cause the individuals appointed by them to fulfill any positions in the Board of Directors of Light to abide by the decisions of the Parties at the level of the Partners' Meetings; and

                 (iii) any of the Parties may, at any time, with or without cause, decide to replace the individuals appointed by it to fulfill any positions in the Board of Directors of Light. The Parties hereby expressly agree to use their voting rights to cause the call of a General Meeting of Shareholders of Light to elect the replacement member and, further, to cause the election of the individual appointed by the Party replacing a Board of Directors member.

                 4.9 The Parties shall cause each of the members of the Board of Directors of Light appointed by them to establish (at the first meeting of the Board of Directors of Light held promptly after the General Meeting of Shareholders of Light wherein such members of the Board of Directors are elected), implement and maintain a distribution policy (the "Distribution
Policy") for Light.   The Distribution Policy shall at all times comply with
applicable provisions and limitations of the Brazilian Corporations Law and shall be consistent with the following priorities set forth in order of importance: first, the short- and long-term maintenance, in full force and effect, of Light's concession agreements and the performance of Light's obligations under all applicable laws; second, the maintenance of the financial soundness of Light (including, without limitation, by funding to the extent required by the Brazilian Corporations Law any reserve fund of Light which must be funded prior to any distribution of profits to the shareholders of Light); and third, distribution of all remaining net profits and all other cash amounts available for distribution to all of the shareholders of Light.

                 4.10 Unless otherwise agreed by each of the members of the Operators' Group or as may be necessary to maintain Light's concession agreements in full force and effect, the Parties shall cause each of the members of the Board of Directors appointed by them, and shall in any General Meeting of the Shareholders of Light vote their Shares, to cause Light not to incur any additional Indebtedness (as defined below) which, taken together with other outstanding Indebtedness of Light, would exceed 25% of Light's total assets as ascertained in the most recent audited annual financial statements for Light. For purposes of this Section 4.10, "Indebtedness" means any obligations for borrowed money, including under any guaranties in respect of the obligations of others for borrowed money.

                 4.11 Notwithstanding the foregoing, the Parties hereby agree to seek a common position on any matters to be submitted to the shareholders of Light in the context of a Partners' Meeting, as regulated by

Section 5 below, including, but not limited to, the appointment of Board of Directors' members and the officers of Light.

                 4.12 The Parties acknowledge the importance to the business and operations of Light of the maintenance of professional and harmonious relationships with its employees. In this regard, the Parties acknowledge the positive contributions input from the employees of Light can have in ensuring the future success of Light and to this end the Parties agree that the Employees' Representative shall have the right to participate in the working groups to be formed following the Take Over for the purpose of: (i) developing and recommending to the Executive Officers of Light a new organizational structure for Light, (ii) developing and recommending to the Executive Officers proposals for the reorganization and reformulation of the policies of BrasLight, and (iii) identifying and assisting in the implementation of means for mitigating the social impact of any organizational restructuring of the activities of Light.

                 4.13 The Parties also acknowledge the importance to the business and operations of Light of the maintenance of professional and harmonious relationships with its customers. The Parties agree to cause Light to develop, promptly following the execution of this Agreement, a new communications policy for Light which shall be consistent with the goal of maintaining such professional and harmonious relationships, with development of new market relations in the Brazilian power sector and with Light's status as a private company. Should the members of the Operators' Group deem appropriate, Light may hire consultants to assist Light in developing such communications policy.


SECTION 5.           PARTNERS' MEETINGS


                 5.1 The Parties understand and accept that it is appropriate for the Parties to discuss in meetings to be attended by the Parties ("Partners' Meetings") prior to the holding of any Board of Directors' Meeting or General Meeting of Shareholders of Light any matters submitted to the deliberation of the Board of Directors or shareholders, as the case may be, of Light in order to agree on a common position with respect to such matters.

                 5.2 The Partners' Meetings shall be held with reasonable anticipation of (but not less than two days prior to) the date scheduled for the holding of any Board of Directors meeting or General Meeting of Shareholders, as the case may be, and shall be called by any member of the Operators' Group in a notice specifying the date, time and location of such meeting and delivered to and received by each Party not less than five (5) days prior to such meeting. Notwithstanding the Partners' Meetings to be held pursuant hereto, the Parties agree that it is beneficial for them to exchange their views on the items included in the respective agenda. To that end, the Parties agree to exchange their views in a telephone conference call of which all Parties receive reasonable prior notice of by telecopy sent to all Parties in advance of the holding of the relevant Partners' Meeting so as to ensure that all matters included in the agenda for the Board of Directors meeting or General Meeting of Shareholders are considered in advance of the relevant Partners' Meeting by the Parties.

                 5.3 In the absence of a common position of all of the Parties, any proposal shall only be deemed validly approved by the Partners' Meetings if such proposal was approved by the Parties holding not less than sixty-one percent (61%) of the Shares. All decisions approved in a Partners' Meeting as provided herein shall be reflected in writing in minutes to be prepared at the end of each meeting and such minutes shall be signed by each of the representatives of the Parties attending such meeting.

                 5.4 Without limiting the generality of the foregoing, the following matters pertaining to Light shall always be submitted by the Parties for deliberation in the course of Partners' Meetings and shall require the approval by Parties holding not less than sixty-six and two thirds percent of the Shares, which sixty-six and two thirds percent vote must include the affirmative vote of each member of the Operators' Group:

                 (a) any amendments to the by-laws which may affect the rights and obligations of the Parties under this Agreement or any changes in the corporate purpose of Light as provided in Light's by-laws;

                 (b) capital increases or reductions, the issuance of convertible debentures, subscription bonuses or any options for the acquisition of shares aggregating in any one-year period in excess of 10% of the total capital of Light, as such total capital is ascertained in the most recent audited annual financial statement for Light;

                 (c) the incurrence of Indebtedness aggregating in any one-year period in excess of 10% of the total capital of Light, as such total capital is ascertained in the most recent audited annual financial statement for Light;

                 (d) the merger (other than mergers with existing or future affiliates or subsidiaries of Light in which Light is the surviving company), consolidation, spin-off of Light and/or any of its related companies as well as the conversion into another corporate type;

                 (e) the liquidation, dissolution and any other voluntary act that may imply a financial restructuring;

                 (f) cancellation of the listing of the shares of Light on any stock exchange;

                 (g) the pledge or assignment of any revenues or credit rights of Light and/or its related companies as collateral for any financial operations to be entered into by Light and/or its related companies or the creation of any liens or encumbrances affecting the assets of Light, in each case whenever the total aggregate amount of all of Light's assets affected by such pledge, assignment, liens or encumbrances exceeds 10% of the total net worth of Light, as such total net worth is ascertained in the most recent audited annual financial statements of Light;

                 (h) the acquisition or disposal of any fixed assets whose amount exceeds 10% of the total capital of Light, as such total capital is ascertained in the most recent audited annual financial statements of Light;

                 (i) the disposition or acquisition of, or subscription for, equity holdings in other companies now or hereafter existing, including, without limitation, through participation by Light in the privatizations of

         CERJ and CEG;

                 (j) the participation in any public bidding for the granting of any concessions for the provision of public utilities;

                 (k) any change in the functions of the Executive Officers comprising the Executive Committee; and

                 (l) the entering into of any contract or agreement, or any transaction with any Party or any affiliate of any Party.

                      All decisions approved in a Partners' Meeting as provided herein shall be reflected in writing in minutes to be prepared at the end of each meeting and such minutes shall be signed by the representatives of each one of the Parties attending such meeting.

                      5.5 The decisions made in accordance with the provisions of this Section 5, shall be binding upon all Parties, including any dissenting Party or any Party choosing not to be represented therein, and the Parties agree to cause the member or members of the Board of Directors appointed by them, or to exercise their voting rights in the relevant General Meeting of Shareholders of Light, as the case may be, to cause the approval of such decision on the identical terms and conditions as were so approved by the non-dissenting Parties.

                      5.6 The failure by a Party to cause the member or members of the Board of Directors appointed by it or to exercise its voting rights, or to vote its Shares at a General Meeting of Shareholders, as deliberated and agreed to by the Parties in a Partners' Meeting shall give rise to the right of any of the other Parties to obtain specific performance of the obligations of the defaulting Party to cause the member or members of the Board of Directors appointed by it or to exercise such voting rights, or to vote such Party's Shares in a General Meeting of Shareholders, in strict accordance with the agreement of the Parties reached in such Partners' Meeting.

                      5.7 Notwithstanding any decisions made by the Parties in a Partners' Meeting, each of the Parties shall be entitled, at any time, either directly or through its appointees, to conduct an audit of the books, records, files, business and operations of Light, provided, however, that any such audit is conducted during normal business hours and does not interfere with the normal course of conduct of the business of Light and provided, further, that any and all costs associated with the conduct of such audit shall be exclusively borne by the Party requesting or conducting such audit.

                      5.8 As provided in Section 4.2, BNDESPAR has the right individually to elect one member of the Board of Directors and, as a Party to this Agreement, to participate in Partners' Meetings as provided in Section 5.1. BNDESPAR may elect not to exercise its rights to elect such member of the Board of Directors and not to participate in Partners' Meetings, but must be timely notified of, and may attend, all such meetings and all documents delivered to the other Parties in connection with any such meeting shall be concurrently delivered to BNDESPAR, in each event as if BNDESPAR were actually represented on the Board of Directors and in the Partners' Meetings.

                      5.8.1 If BNDESPAR shall elect to be represented at any Partners' Meeting, BNDESPAR shall be granted the right to participate and vote at such Partners' Meetings, and shall vote jointly with the other Parties to cause the approval of the matters decided at the Partners' Meeting by the Board of Directors or in a General Meeting of Shareholders, as the case may be.

                      5.8.2 Notwithstanding the provisions of Section 5.4, the Parties agree that the following actions pertaining to Light shall require the affirmative vote of BNDESPAR acting in any Partners' Meeting as a requirement for such action to be submitted to the Board of Directors or a General Meeting of Shareholders:

                          (a) any amendments to the by-laws which may affect the rights and obligations of BNDESPAR under this Agreement or any changes in the corporate purpose of Light as provided in Light's by-laws;

                          (b)  in any one year, capital increases or
                          reductions, the issuance of convertible debentures, subscription bonuses or any options for the acquisition of shares aggregating in excess of twenty percent (20%) of the total capital of Light, as such total capital is ascertained in the most recent audited annual financial statement for Light;

                          (c) in any one year, the issuance of debentures or the establishment of any other form of indebtedness of Light aggregating in excess of fifty percent (50%) of the total assets of Light, as such total assets are ascertained in the most recent audited annual financial statement for Light;

                          (d) the merger (other than mergers with existing or future affiliates or subsidiaries of Light in which Light is the surviving company) or consolidation, spin-off of Light and/or any of its related companies as well as the conversion of Light into another corporate type;

                          (e) the liquidation or dissolution of Light and any other voluntary act that may imply a financial restructuring of Light; and

                          (f) cancellation of the listing of the shares of Light on any stock exchange.

                          5.8.3 The provisions of Section 6 of this Agreement shall not apply to BNDESPAR. BNDESPAR may freely sell its Shares in accordance with BNDESPAR rules, provided, however, that in order to permit the other Parties to take appropriate measures to maintain management stability at Light, BNDESPAR shall not sell its Shares for a period of two years following the Take Over date, unless each of the Parties and BNDESPAR collectively decide that such sale should be effected sooner. BNDESPAR shall only be entitled to sell its Shares in a single block to a single purchaser or a group of purchasers jointly purchasing and holding such Shares. Notwithstanding the foregoing, in the event that the other Parties shall purchase additional shares of Light which have been deemed, by the unanimous consent of the Parties, to be Shares under this Agreement such that the total number of Shares held by such other Parties is at least equal to fifty percent (50%) plus one share of all outstanding registered voting common shares of Light, then BNDESPAR shall not be required to sell its Shares in a single block.

                          5.8.4 In case of the sale by BNDESPAR of all of its Shares to a third party or a group of purchasers jointly purchasing and holding such Shares (the "New Shareholder"), the New Shareholder shall, at its election, be entitled to the following rights:

                          (a) to participate and vote in the Partners' Meetings (including, without limitation, to exercise the rights provided for in Section 5.8.2);

                          (b)  to elect one (1) member of the Board of
                          Directors and with CSN (on a rotating basis) to elect a second member of the Board of Directors as contemplated in Section 4.3; and

                          (c) to appoint one Executive Officer who shall be an additional member of the Executive Committee and who shall have such specific functions and duties as are jointly determined by all of the Parties in a Partners' Meeting.

         The New Shareholder shall be bound, in all respects, by the provisions of this Agreement (including, without limitation, Section 6 hereof) and shall execute an instrument affirmatively evidencing that the New Shareholder is so bound by the terms of this Agreement. If BNDESPAR shall, pursuant to Section 5.8.3, sell its Shares other than in a block, then the purchasers thereof shall not be parties to this Agreement and the Shares so sold shall no longer be deemed to be Shares under this Agreement.

                             5.8.5  Unless otherwise agreed by all of the
         Parties, at least seventy-five (75) days prior to the proposed date of any auction or other sale by BNDESPAR of its Shares, BNDESPAR shall announce the auction and allow thirty (30) days for third parties to apply for pre-qualification to participate at such auction or sale.
         In order to prevent a third party unacceptable to the other Parties from participating in the management of Light, and to prevent any party from becoming aware of internal information which might be used against the interests of Light, BNDESPAR shall, immediately following the thirty (30) day period allowed for the pre-qualification of third parties, disclose to the other Parties the identities of all third parties applying for pre-qualification to participate at such auction or sale, each of which third parties shall be subject to the prior approval of each of the other Parties (which approval shall not be unreasonably withheld). Any such refusal must be given within thirty
         (30) days of receipt of the notice of the pre-qualified third parties and shall clearly identify the reasons on which it is based. If BNDESPAR is of the view that approval of any such third party was not reasonably withheld, it shall so inform the other Parties in a writing stating the reasons for its disagreement. Thereafter, BNDESPAR and the other Parties shall negotiate in good faith in an effort to resolve such dispute.


    SECTION 6.   TRANSFER OF SHARES

    RIGHT OF FIRST REFUSAL


                 6.1 Except as provided in Section 5.8, the transfer of any of the Shares, including any transfer of subscription rights to additional shares granted to holders of the Shares ("Subscription Rights"), shall only be validly made after a two-year period commencing on the Take Over date and shall thereafter be made in accordance with the following rules.

                 6.2 If any of the Parties wishes to assign and transfer all or part of its Shares or Subscription Rights (the "Selling Shareholder"), the other Parties (the "Other Parties") shall have a right of first refusal to acquire the Shares or Subscription Rights on offer.

                 6.3 The Selling Shareholder shall evidence its intention, in writing, to the Other Parties setting forth the price and payment terms for such sale. Should there exist a bona fide third-party offer, the right granted hereby shall be exercised under the same terms and conditions contained in such bona fide third-party offer. In the absence of a bona fide third-party offer, the price and payment terms and conditions shall be those contained in the proposal submitted by the Selling Shareholder (collectively, with a bona fide offer, an "Offer").

                 6.4 Each of the Other Parties shall have a period of forty-five (45) days from the date of receipt of said notice to elect to acquire the Shares or Subscription Rights being offered on the same terms and conditions contained in the Offer, in proportion to the number of remaining Shares of Light held by such Party to the number of remaining Shares held by all of the Other Parties, it being understood that such Parties may either purchase the Shares or Subscription Rights on offer or appoint a third party of their own choosing to acquire such Shares or Subscription Rights; provided, however, that the appointee (and not the appointee's nominee) is made known to the other Parties. Upon expressing their intention to acquire the Shares or Subscription Rights on offer, the purchasing Parties may also express their intention to acquire the Shares or Subscription Rights which the Other Parties are entitled to purchase but have declined to acquire the Shares. In such case, should there be any Shares or Subscription Rights unpurchased, such Shares or Subscription Rights shall be allocated, pro rata in accordance with their respective holdings of Shares, among the purchasing Parties that expressed their intention to acquire the same. Such allocation shall be completed within the period of ten (10) days following the expiration of the original 45-day period.

                 6.5 In the event that the Other Parties, within the aforesaid 45-day period and the 10-day allocation period, do not exercise, either directly or through an appointee, the right to purchase all of the

    Shares or Subscription Rights on offer, then none of such Shares or Subscription Rights may be purchased by the Other Parties and all of such Shares may be freely offered to the bona fide third party which made the original Offer or to another third party, as the case may be, by the Selling Shareholder, within an additional period of forty-five (45) days, for a price never lower and/or under conditions never more favorable than those originally stated in the Offer notice and provided, however, that, for any transfer of Shares proposed to be made within the 6-year period following the Take Over date, the transferee is not a competitor of the Other Parties or any affiliate of a Party (as reasonably determined by such Parties). In the event of any sale of Shares, it shall be a condition to the effectiveness of such sale that the purchasing shareholder become, by execution of an adopting instrument reasonably acceptable to the other Parties, a party to this Agreement.

                 6.6 If, at the end of the aggregate period of ninety (90) days, the Selling Shareholder has not sold the offered Shares or Subscription Rights and is still willing to dispose of them, or if the terms and conditions of the Offer have changed, the Selling Shareholder shall re-offer its Shares or Subscription Rights to the Other Parties, in accordance with the procedures contained in this Section 6.

                 6.7 The acquisition of part of the Shares or Subscription Rights then offered is forbidden, unless otherwise agreed by the Selling Shareholder and, in such case disclosed to the other Parties in advance of such sale.

                 6.8 In the event that any member of the Operators' Group shall sell or transfer in excess of 50% of the Shares owned by it on the date of the Take Over, such Party shall no longer be included in the Operators' Group. If any member of the Operators' Group shall sell or transfer in excess of 50% of the Shares owned by it on the date of the Take Over to a single purchaser, such purchaser shall become a member of the Operators' Group.

                 6.9 Notwithstanding anything herein to the contrary, each of the Parties acknowledges that the Shares of AES, EDF, CSN and HIE may from time to time be pledged as collateral security to any bank, financial institution or other person providing financing or refinancing for such Party's investment in Light (any such bank, financial institution or other person a "Lender" and any of them together, the "Lenders"), and any restrictions on transfers herein imposed on the Parties shall not apply to any transfer of the Shares or pledge to the Lenders or any transfer made in connection with the exercise of the Lenders' rights and remedies with respect to such pledged Shares (or any Subscription Rights related thereto), unless otherwise required by applicable law or Light's concession agreements, and each of the Parties hereby waives, to the maximum extent permitted by applicable law, the applicability of any such restrictions or obligations to the extent necessary to give effect to the foregoing.

    VIOLATION OF RULES


                 6.10 Any transfer of the Shares and/or Subscription Rights made in violation of the rules provided herein and any attempted voluntary encumbrance or pledge of rights in respect of the Shares and/or Subscription Rights made in violation of the rules provided herein shall be deemed null and of no effect and Light is hereby expressly directed by the Parties to not register in its corporate books any assignment and transfer or encumbrance or pledge of the Shares and/or Subscription Rights made in violation of said rules.

    PERMITTED TRANSFERS AND ENCUMBRANCES


                 6.11 In addition to the transfer, on a fiduciary basis, of one share to each one of the individuals appointed by the Parties to be a member of the Board of Directors of Light, any Party may transfer all or part of its Shares (and any Subscription Rights related thereto) without the prior written consent of the other Parties (which intended transfer shall nevertheless be communicated to the other Parties) in the following circumstances:

         (a) subject to the requirement that upon any such transfer the transferee company or person become, by execution of an adopting instrument, a Party to this

    Agreement, the transfer to any subsidiary or to the transferor's parent company or to its ultimate individual shareholders or, further, to any company which is controlled, directly or indirectly, by the ultimate individual shareholders of the transferor or which is under common control with the transferor;

         (b) subject to the requirement that upon any such transfer the transferee company or person become, by execution of an adopting instrument, a Party to this Agreement, the transfer to any person with which it merges or which acquires substantially all of its assets, provided that the transferring Party shall provide documentation of any such merger or acquisition to the other Parties;

         (c) any pledge by any member of the Operators' Group of its Shares to any Lender as security for its obligations in respect of any financing or refinancing of any such member's investment in Light; or

         (d) the transfer to any Lender (or its designee) upon the foreclosure by such Lender on any pledge of Shares by any Party.

                 6.12 Except as provided in Section 6.13, in the event that any Party shall acquire additional shares of Light through open-market purchases of such shares, such shares shall not for purposes of any vote in a Partners' Meeting be deemed to be Shares, except that the Party purchasing such shares shall be obligated hereunder to vote such shares in any General Meeting of Shareholders of Light in the same manner as such Party's Shares.

                 6.13 The Parties agree that CSN may acquire such additional number of shares of Light as shall, taken together with the Shares held by CSN on the date of this Agreement, equals 1,179,000,000 shares (or such other number of Shares as shall be held by AES, EDF or HIE to the extent that each such Party's original holdings of Shares has, as a result of any capital increase or reduction, increased or decreased), which shares shall, for all purposes of this Agreement be deemed to be Shares, provided that the price of such additional shares is at least equal to the price per share paid at the Auction. In the event BNDESPAR shall sell its Shares at a price lower than the price paid in the Auction, each of the members of the Operators' Group (other than BNDESPAR) may acquire an amount of such Shares on the same proportionate basis as such member of the Operators, Group's Shares bears to the aggregate number of Shares held by the Operators' Group, and any Shares so purchased shall continue to be deemed Shares for all purposes of this Agreement. In any such sale of the Shares of BNDESPAR, the members of the Operators' Group which desire to purchase such Shares agree that they shall agree upon, and at all times bid, common bid prices for such Shares.

    SECTION 7.    NEGATIVE COVENANTS


                 7.1 None of the Parties or their respective Affiliates (as defined below) shall engage in power generation, transmission or distribution projects in the State of Rio de Janeiro (other than any such project publicly-announced or disclosed in writing to the other Parties and in development on the date of this Agreement) without first offering such opportunity to Light. Should Light decide not to participate in such project, the right to participate in it shall be automatically transferred to the Parties and if any of the Parties shall elect not to participate in such project, the right to participate therein shall continue to be held by the remaining Parties.

                 7.2 Nothing contained herein shall, however, prevent any of the Parties or their Affiliates from implementing any power generating project for captive use by such Party or its Affiliates ("Self Generation"); provided that any excess energy generated and not utilized by such Party or its Affiliates shall be offered for sale to Light; in its capacity as the local utility company, as provided by the relevant provisions of the Brazilian laws in force, mainly the Waters Code.

                 7.3 For purposes of this Section 7, "Affiliate" means, with respect to any person, any other person that (a) owns the first person,
    (b) is owned by the first person, (c) is under common ownership with the first person, where "owns" for purposes of this definition, means ownership of (i) more than fifty percent (50%) of the equity interests or rights to distributions on account of equity of the person, or
    (ii) the power to direct the management or policies of the person. Notwithstanding the foregoing, none of the shareholders of CSN shall be deemed an Affiliate of CSN.


    SECTION 8.     ADHERENCE TO THE TERMS OF THIS
                   AGREEMENT


                 8.1 The Parties hereby agree that any shareholders of Light may, at any time during the term of this Agreement, become a party to this Agreement subject to the prior consent of all of the Parties.


    SECTION 9.     REGISTRATION OF THE AGREEMENT
                   WITH THE COMPANY


                 9.1 In order to secure the performance of the obligations set forth herein, and in accordance with the provisions of Article 118 of the Brazilian Corporations Law, this Agreement shall be registered in the Book of Registered Shares and in the Book of Transfer of Registered Shares of Light and the respective share certificates, whenever issued, shall also reflect the existence of this Agreement.


    SECTION 10.    TERM OF THE AGREEMENT


                 10.1 This Agreement shall come into force on the date of the execution hereof and shall remain in full force and effect for a term of thirty (30) years from the date hereof.

                 10.2 In the ninth year of the term of this Agreement and from time to time thereafter (but not more than once in any three-year period), the Parties shall review the terms of this Agreement and, to the extent they deem appropriate, negotiate in good faith such modifications to the terms of this Agreement as they believe, based upon the experiences of the Parties with the operation of the terms of this Agreement, will optimize the relations of the Parties and promote the efficient and profitable operation of Light; provided, that none of the Parties shall be under any obligation to agree to any such modification if such Party believes that such modification would be prejudicial to the optimal relations of the Parties, the efficient and profitable operation of Light, or its own interests as a Party to this Agreement.


    SECTION 11.    SPECIFIC PERFORMANCE


                 11.1 Any Party shall be entitled to claim in Court the specific performance of the obligations assumed by the other Parties hereunder, or of any portion hereof, in pursuance of the relevant Sections of the Brazilian Code of Civil Procedure, including, but not limited to, Sections 461, 632, 639 inter alia, as well as Article 118 of the Brazilian Corporations Law.

                 11.2 Without limiting the rights or remedies of the Parties, the Parties hereby acknowledge that the payment of damages by the defaulting Party to the nondefaulting Parties shall not be deemed adequate indemnification for the failure by a Party to comply with its obligations hereunder.

                 11.3 Any of the Parties shall be entitled to apply for a declaration by the Chairman of the General Meeting of Shareholders of Light that any vote by the other Parties in violation of the provisions of this Agreement shall not be computed and shall be of no effect.


    SECTION 12.    MISCELLANEOUS


                 12.1 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Brazil. If any dispute or claim between two or more of the Parties (each a "disputing party") arising out of or derived from the construction, interpretation or performance of any obligations under this Agreement (a

    "claim") has not been resolved by mutual agreement on or before the 30th day following the first notice of the subject matter of the claim to or from the disputing parties, then any disputing party may (a) bring an action in the Central Court of the City of Rio de Janeiro, which the Parties agree shall be competent to resolve any such claim, or (b) refer the claim to arbitration under Sections 12.2 through 12.4 below.

                 12.2 Any arbitration proceeding conducted hereunder shall be settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, of Paris, France by three (3) arbitrators. The nondefaulting Parties, on the one hand, and the defaulting Party, on the other, shall be entitled to appoint one (1) arbitrator and the arbitrators appointed by the parties shall, within the period of fifteen (15) calendar days following the acceptance of their appointment, nominate the third arbitrator who shall be the Chairman of the arbitral tribunal. If such arbitrators may not reach a consensus as to the name of the third arbitrator within the period provided hereinabove, such third arbitrator shall then be appointed by the International Court of Arbitration of ICC in pursuance of the Rules.

                 12.3 The arbitration proceedings shall be held in the City of London, England (for any arbitration in which no award is being sought therein against a Brazilian Party) or Rio de Janeiro, Brazil (for any arbitration in which an award is being sought against a Brazilian Party), and such proceedings shall be conducted in the English language.

                 12.4  To the maximum extent permitted under applicable law,
    (a) the arbitral award shall be final and binding upon the parties and shall not be subject to any appeal, and (b) such award shall be enforceable in the courts of any jurisdiction where any assets of the Party against whom enforcement is sought are found.

                 12.5 This Agreement may be modified only by a written instrument duly executed by all Parties.

                 12.6 Any notices or other communications required or permitted hereunder shall be given in writing to the Parties to the addressees indicated herein or to any other address as the Parties may, from time to time, indicate to the others.

                 12.7 This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns, to the extent permitted hereunder.

                 12.8 Except as expressly contemplated in Section 5.8 and 6 and except for such rights as do not arise expressly or by direct implication under the terms of this Agreement and the assignment of which could not materially affect the obligations of the assigning Party or the rights of the other Parties, none of the Parties may assign its rights and obligations hereunder, unless the prior written approval of the other Parties is first secured.

                 12.9 In the event that any provision of this Agreement is declared unenforceable, illegal or invalid by virtue of violation of norms of public policy or otherwise or is required to be modified by DNAEE as a condition to its approval of this Agreement, the remaining provisions shall not be affected and shall remain in full force and effect, and in such a case the Parties shall be obliged to replace the unenforceable, illegal or invalid provision with such other provision or provisions, or to modify such provision, in each case so as to achieve the purposes envisaged by that provision.

                 12.10 This Agreement is executed in both the Portuguese and English language versions, but in case of conflict the English language version shall prevail over any and all translations hereof.

                 12.11 Each Party represents and warrants to the other Parties as follows:

                          (a) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease and operate its properties and to carry out its business as it is now being conducted;

                          (b) the execution, delivery and performance by such Party of this Agreement has been authorized by all necessary corporate actions and does not and will not: (i) require any consent or approval not already obtained,
             (ii) violate any law, rule, regulation, order, or decree presently in effect and having applicability to it, (iii) violate the charter, by-laws or other applicable organizational documents thereof, or (iv) violate any permit, concession, grant, franchise, license or other governmental authorization, approval, judgment, order or decree or any mortgage agreement, deed of trust, indenture or any other instrument to which such Party is a party or by which such Party or any of its properties or assets are bound or which is otherwise applicable to such Party; and

                          (c)  this Agreement is the legal and binding
             obligation of such Party, enforceable against it in accordance with its terms; and any other document in connection with this Agreement to be delivered by such Party, when duly executed and delivered by such Party, will be the legal and binding obligation of such Party, enforceable against it in accordance with its terms, in each case except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement thereof is sought in a proceeding at law or in equity).

             12.12 The Parties shall comply with all applicable laws, including the United States Foreign Corrupt Practices Act, in connection with all matters arising out of or relating in any way to the subject matter of this Agreement. Without limiting the generality of the foregoing, each Party agrees not to give anything of value, either directly or indirectly, to an official of the Brazilian or any other government for the purpose of influencing an act or decision of any such government or its officials in connection with this Agreement or the operation of Light.

             12.13  Each of the Parties represents that it
    has not entered into any other agreements with any other Party or third party (excluding any Lender) affecting the manner in which it exercises its rights or performs its obligations under this Agreement.

             12.14 This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give any third party any remedy, claim, liability, cause of action or other right.

                 IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in five (5) counterparts of equal tenor in the presence of two
   (2) witnesses on the day and year first above written.

                               AES CORAL REEF, INC.


                               By:  /s/ HENRY PASZELARTR
                                   ------------------------------
                               Name:   Henry Paszelartr
                               Title:  Vice Presidet


                               BNDES PARTICIPACOES S.A.


                               By:           [sig]
                                   ------------------------------
                               Name:
                               Title:


                               COMPANHIA SIDERURGICA NACIONAL


                               By:     /s/ SYLVIO COUTINHO
                                   ------------------------------
                               Name:
                               Title:

                               EDF INTERNATIONAL S.A.


                               By:          [sig]
                                   ------------------------------
                               Name:
                               Title:  General Counsel
                                        EDF, International Division

                               HOUSTON INDUSTRIES ENERGY -
                                 CAYMAN, INC.


                               By:  /s/ EDWARD A. MONTO
                                   ------------------------------
                                     Name:  Edward A. Monte
                                     Title: Director



Witnesses:

      [sig]
- -----------------------------------
[sig]              #131823502


      [sig]
- -----------------------------------
[sig]              R.N. 8.857.240